                                                                      EXHIBIT 99

Monday, June 7, 4:38 p.m. Eastern Time

Company Press Release

SOURCE:  Florida Panthers Holdings, Inc.

COURTS DISMISS CLAIMS AGAINST FLORIDA PANTHERS HOLDINGS; COMPANY TO SEEK RECOVERY OF LEGAL FEES

         FORT LAUDERDALE, Fla., June 7/PRNewswire/ -- Florida Panthers Holdings, Inc. has received two favorable decisions in litigation related to the company's acquisition of Hyatt Regency Pier 66 Hotel and the Bahia Mar Resort and Yachting Center in December 1996.

         "We said at the time that these were frivolous lawsuits completely without merit and now the courts have confirmed this to be the case," said Richard Handley, General Counsel to the company. "Lawsuits like these are a waste of money and time for public companies and only serve to harm the interest of shareholders. We will continue to aggressively defend against these types of wasteful and irresponsible lawsuits. In addition, we intend to seek recovery of legal fees incurred in this unnecessary litigation."

         On May 24, 1999, Judge Daniel T.K. Hurley of the U.S. District Court for the Southern District of Florida granted the company's motion to dismiss a purported class action complaint in Susser v Florida Panthers Holdings, Inc.

         On June 3, 1999, Judge W. Herbert Moriarty of the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida, granted the company's motion to dismiss three derivative claims in Kalishman v. Huizenga.

         In dismissing the derivative claims in Kalishman v. Huizenga, the Court stated:

         Under any analysis or interpretation of the facts presented to the Court by both sides, the transaction [pursuant to which Panthers acquired the Pier 66 Hotel and the Bahia Mar Hotel] was fair to the Panthers and its shareholders and therefore, the lawsuit has no merit.

         Florida Panthers Holdings, Inc. owns luxury resort properties in Florida and Arizona. The company's resort portfolio includes the Boca Raton Resort & Club, the Arizona Biltmore Hotel, the Registry Hotel at Pelican Bay, the Edgewater Beach Hotel, the Hyatt Regency Pier 66 Hotel and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Grande Oaks Golf Club. The company also owns the Florida Panthers Hockey Club and has interests in the operations of the National Car Rental Center located in Broward County, Florida, the Miami Arena and two ice skating rinks.

         This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including in particular statements about plans, strategies, prospects and the outcome of litigation. Important factors that could cause actual results to differ materially from forward-looking statements are set forth in this press release and in the company's registration statements and periodic reports filed under the Securities Act and the Exchange Act, including the company's most recent Form 10-K and Form 10-Q. Such factors include, among others, the risks associated with litigation and the potential impact of litigation on the company's financial conditions or results of operations.















                                      -5-